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                                  HALE AND DORR
                               COUNSELLORS AT LAW
                                 60 State Street
                           Boston, Massachusetts 02109
                         617-526-6000 * FAX 617-526-5000




                                  May 24, 1996


OraVax, Inc.
38 Sidney Street
Cambridge, MA  02139

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a Registration Statement on Form S-1 dated April 1, 1996, as amended by Amendment No. 1 dated May 24, 1996 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the public offering of an aggregate of 2,926,405 shares of Common Stock, $.001 par value per share (the "Common Stock"), of OraVax, Inc., a Delaware corporation (the "Company"), of which (i) 2,881,705 shares of Common Stock (including 381,705 shares of Common Stock subject to an over-allotment option granted by the Company to the Underwriters (as defined below)) will be issued and sold by the Company to the Underwriters, and (ii) 44,700 shares of Common Stock will be sold by certain selling stockholders of the Company (the "Selling Stockholders") to the Underwriters (such shares being hereinafter referred to as the "Shares"). The Shares are to be sold by the Company and the Selling Stockholders pursuant to an underwriting agreement (the "Underwriting Agreement") among the Company, the Selling Stockholders, and Cowen & Company and Donaldson Lufkin & Jenrette Securities Corporation as representatives of the several underwriters named in the Underwriting Agreement (the "Underwriters").

     We have acted as counsel for the Company in connection with the sale by the Company and the Selling Stockholders of the Shares. We have examined signed copies of the Registration

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OraVax, Inc.
May 24, 1996
Page 2


Statement and all exhibits thereto, all as filed with the Commission. We have also examined and relied upon the original or copies of minutes of meetings of the stockholders and Board of Directors of the Company, stock record books of the Company, a copy of the By-Laws of the Company, as amended, and a copy of the Restated Certificate of Incorporation of the Company, as amended. We express no opinion hereto as to the laws of any country, state or jurisdiction other than the Commonwealth of Massachusetts and the federal laws of the United States of America.

     Based upon the foregoing, we are of the opinion that (i) the Shares to be issued and sold by the Company have been duly authorized and that, when issued and sold by the Company in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable, and (ii) the Shares to be sold by the Selling Stockholders, when issued by the Company to the Selling Stockholders pursuant to the exercise of stock options held by the Selling Stockholders, will have been duly authorized and will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as part of the Registration Statement and the use of our name therein and in the related Prospectus under the caption "Legal Matters."

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                               Very truly yours,


                                               HALE AND DORR